Exhibit 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact: Colleen Scott Vice President of Marketing Home Savings (330) 742-0638 cscott@homesavings.com	Investor Contact: James R. Reske Chief Financial Officer United Community Financial Corp. (330) 742-0592 jreske@ucfconline.com

United Community Financial Corp. Announces

Strong Second Quarter Results

YOUNGSTOWN, Ohio (August 9, 2013) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), today reported consolidated net income of $3.4 million (before amortization of the discount on preferred stock1) for the three months ended June 30, 2013. The Company also reported net income of $6.1 million (before amortization of the discount on preferred stock1) for the six months ended June 30, 2013.

Selected second quarter results:

•	Net income for the first half of 2013 was $6.1 million, up 57.4% from the first half of 2012

•	Delinquent loans were $34.1 million at June 30, 2013, down 29.2% from December 31, 2012

•	Nonperforming assets were $40.5 million at June 30, 2013, down 42.6% from December 31, 2012

•	Classified loans were $44.9 million at June 30, 2013, down 24.9% from December 31, 2012

•	Home Savings’ Tier 1 leverage ratio was 10.03% and the total risk based capital ratio was 19.42%

Patrick W. Bevack, President and Chief Executive Officer of United Community and Home Savings, commented that, “Strong performance throughout the second quarter continues the positive trend for our Company. In May, shareholders approved the conversion of preferred shares issued earlier in the year into common shares and an investment of $2.1 million by certain inside investors. We also completed the rights offering where by existing shareholders invested another $5.0 million in capital. These final steps brought to a close our successful efforts in raising $47.0 million in capital. Subsequently, the Federal Reserve lifted the Order to Cease and Desist that United Community had been operating under since August 2008.” Bevack continued, “We will continue to focus our efforts on maintaining the strength and profitability of our Company.”

Asset Quality

Delinquent loans continued to decline through the second quarter of 2013. As of June 30, 2013, delinquent loans were $34.1 million, down $14.1 million, or 31.1%, from $48.2 million at December 31, 2012. Nonperforming loans also continued to decline, which as of June 30, 2013 were $29.1 million, down $18.7 million, or 41.8%, from $47.8 million at December 31, 2012. Nonperforming assets were $40.5 million as of June 30, 2013, down $25.8 million, or 24.9%, from $66.2 million at December 31, 2012.

The provision for loan losses decreased to $1.1 million in the second quarter of 2013, compared to $6.3 million in the second quarter of 2012. The provision for loan losses also decreased to $3.2 million in the first six months of 2013, compared to $6.9 million in the first six months of 2012. The improvement in the provision for loan losses is primarily a result of improvements in asset quality. Specifically, the resolution in the second quarter of the Company’s largest classified loan relationship, consisting of eight loans, resulted in a reduction of $16.7 million in classified loans in the second quarter of 2012.

In addition, the Company made significant progress in the resolution of foreclosed properties in the second quarter and for the year to date. At December 31, 2012, other real estate owned and other repossessed assets (OREO) consisted of 166 properties worth $18.4 million. The Company sold 47 properties worth $3.7 million in the second quarter of 2013 and 80 properties worth $6.4 million in the first half, bringing total OREO, net of inflows, to 105 properties worth $11.2 million as of June 30, 2013.

Net Interest Income and Margin

Net interest income for the three months ended June 30, 2013 and June 30, 2012, was $12.6 million and $16.4 million, respectively.

Total interest income decreased $4.9 million in the second quarter of 2013 compared to the second quarter of 2012, primarily as a result of a decrease of $282.0 million in the average balance of outstanding loans. United Community also experienced a decrease in the yield on net loans of 42 basis points.

Total interest expense decreased $1.1 million for the quarter ended June 30, 2013, as compared to the same quarter last year. The change was due primarily to reductions of $1.0 million in interest paid on deposits. The overall decrease in deposit interest expense was attributable to a shift in deposit balances from certificates of deposit to relatively less expensive non-time deposits. Between June 30, 2012 and June 30, 2013, the average outstanding balance of certificates of deposit declined by $131.3 million, while non-time deposits increased by $14.1 million. Also contributing to the decrease in interest expense was a reduction of 27 basis points in the cost of certificates of deposit, as well as a decrease in the cost of non-time deposits of 10 basis points.

For the six months ended June 30, 2013 and June 30, 2012, net interest income was $25.6 million and $32.3 million, respectively.

Total interest income decreased $10.0 million in the first half of 2013 compared to the first half of 2012, primarily as a result of a decrease of $296.5 million in the average balance of outstanding loans. United Community also experienced a decrease in the yield on net loans of 40 basis points.

Total interest expense decreased $3.3 million for the six months ended June 30, 2013, as compared to the same period last year. The change was due primarily to reductions of $3.0 million in interest paid on deposits. The overall decrease in interest expense was attributable to a shift in deposit balances from certificates of deposit to relatively less expensive non-time deposits. Between June 30, 2012 and June 30, 2013, the average outstanding balance of certificates of deposit declined by $151.9 million, while non-time deposits increased by $31.5 million. Also contributing to the decrease was a reduction of 49 basis points in the cost of certificates of deposit, as well as a decrease in the cost of non-time deposits of 11 basis points.

Noninterest Income

Noninterest income decreased in the second quarter of 2013 to $6.4 million, as compared to noninterest income for the second quarter of 2012 of $6.9 million. Decreased noninterest income was a result of lower gains recognized on the sale of securities available for sale, higher losses recognized on the valuation and disposal of real estate owned and other repossessed assets as the Company increased the pace of the disposition of foreclosed properties. Home Savings also recognized a decrease in mortgage banking income in the second quarter of 2013 as compared to the same quarter in 2012 as a result of a lower volume of loans being originated for sale in the secondary market. These changes were offset by higher service fees and other charges recognized compared to the first quarter of 2012. The change in service fees was a result of a positive valuation adjustment of $212,000 recognized on deferred mortgage servicing rights in the second quarter of 2013 as compared to the same period in 2012. The positive valuation adjustment is the result of higher interest rates on newly originated loans in the current period. Other income also positively affected the comparison due to a positive valuation adjustment of $561,000 on interest rate caps and increased debit card fee income of $374,000 during the current quarter, as compared to the same quarter last year. The increase in debit card income is the result of higher usage of debit cards by Home Savings’ customers, along with a one-time payment from VISA.

In the first half of 2013, noninterest income increased $37,000 to $12.1 million, as compared to noninterest income for the first half of 2012 of $12.0 million. While in total the change was only $37,000, components within the various categories changed significantly. During the first six months of 2013, service fees and other charges increased as a result of a positive valuation adjustment on deferred mortgage servicing rights of $646,000. Additionally, other income increased $1.4 million due primarily to Home Savings recognizing a positive valuation adjustment of $700,000 on interest rate caps during 2013 as compared to a negative valuation adjustment of $843,000 during the first six months of 2012. Increased debit card fee income of $303,000 earned during the first half of 2013 also contributed to the increase in noninterest income. These increases in noninterest income were offset by a decline of $1.4 million in gains on the sale of securities in the first half of 2013, as compared to the same period last year.

Noninterest Expense

Noninterest expense was $14.4 million in the second quarter of 2013, compared to $17.0 million in the second quarter of 2012. In the second quarter of 2013, salaries and employee benefits were down because of lower expenses associated with incentive payments and a lower level of salaries as a result of fewer full-time equivalent employees at June 30, 2013, as compared to June 30, 2012. Deposit insurance premiums were lower in the second quarter of 2013 due to the Bank being able to avail itself of more favorable insurance rates and a lower average asset base used in the calculation of insurance premiums. Professional fees were $165,000 lower during the quarter ended June 30, 2013, as compared to the same quarter last year. The improvement in asset quality has reduced the need to engage legal and other consultants to assist in the resolution of problem assets. Other expenses were lower in the second quarter of 2013, as compared to the same quarter in 2012. This positive variance is the result of lower expenses incurred for real estate taxes and other expenses paid prior to loans going into foreclosure. Lastly, prepayment penalties of $738,000 incurred for the early payoff of FHLB advances in the second quarter of 2012 were not a recurring expenditure in 2013.

Noninterest expense was $28.2 million in the first half of 2013 compared to $33.5 million in the first half of 2012. In the first six months of 2013, salaries and employee benefits were down because of the recognition of expenses associated with a restricted stock grant that occurred in the first quarter of 2012. A similar award was not granted in 2013. Deposit insurance premiums were lower in the first six months of 2013 due to the Bank being able to avail itself of more favorable insurance rates and a lower average asset base used in the calculation of insurance premiums. Professional fees were $637,000 lower during the six months ended June 30, 2013 as compared to the same period last year. The reduction was significantly due to the improvement in asset quality, which has reduced the need to engage legal and other consultants to assist in the resolution of problem assets. Other expenses were lower in the first half of 2013 as compared to the same period in 2012. This positive variance is the result of lower expenses incurred for real estate taxes and other expenses paid prior to loans going into foreclosure. Lastly, prepayment penalties incurred on the early payoff of FHLB advances in the second quarter of 2012 were not a recurring expenditure in 2013.

Capital and Book Value per Common Share

Home Savings’ Tier 1 leverage ratio was 10.03% as of June 30, 2013, as compared to 8.70% as of December 31, 2012. Home Savings’ total risk-based capital ratio was 19.42% at June 30, 2013, as compared to 16.21% at December 31, 2012. Tangible book value per common share at June 30, 2013 was $3.66, as compared to $5.16 at December 31, 2012. Book value per share at June 30, 2013 was affected by two items that took place in the first half of 2013: the $35.9 million unrealized loss on available for sale securities and the dilutive effect of the capital raise, in which the Company issued 17.1 million shares in exchange for net proceeds of $42.5 million, after expenses.

Home Savings is considered well capitalized and is no longer considered a troubled institution. The Memorandum of Understanding (MOU) entered into on January 31, 2013, requires Home Savings to maintain a Tier 1 leverage ratio of 8.5% and a total risk-based capital ratio of 12.0%. As of June 30, 2013, Home Savings was in compliance with the MOU.

As previously announced, on March 22, 2013, pursuant to the securities purchase agreements entered into on January 11, 2013 between United Community and certain accredited investors, the investors invested an aggregate of $39.9 million in UCFC for 6,574,272 newly issued common shares of United Community, at a purchase price of $2.75 per share, and 7,942 newly created and issued perpetual mandatorily convertible non-cumulative preferred shares of UCFC at a purchase price of $2,750 per share. On May 28, 2013, United Community shareholders approved the conversion of the 7,942 preferred shares into 7,942,000 common shares and the purchase of 755,820 newly issued common shares by some of United Community’s directors, officers and their affiliates at a purchase price of $2.75 per share for an aggregate investment of $2.1 million.

On April 26, 2013, United Community commenced a $5.0 million rights offering of United Community common shares at $2.75 per share. The rights offering, which was fully subscribed, was completed on June 10, 2013, and United Community issued 1,818,181 shares to existing shareholders that elected to participate.

As of June 30, 2013 and December 31, 2012, the deferred tax asset was $28.8 million. The Company has established a full valuation allowance against the entire net deferred tax asset.

Home Savings is a wholly-owned subsidiary of the Company and operates 33 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.

###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1)

As part of the capital raise, we issued preferred stock that was later converted to common stock. No dividend was declared or paid on the preferred stock. However, because the preferred stock was issued at a price below the then market price of our common stock, the difference is deemed a non-cash dividend under U.S. Generally Accepted Accounting Principles (GAAP) and is deducted in the calculation of net income available to common shareholders. Please refer to Note 12 of the Consolidated Financial Statements found in United Community’s Form 10-Q for the period ended June 30, 2013 for further detail.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30,	December 31,
	2013	2012
	(Dollars in thousands)
Assets:
Cash and deposits with banks	$24,705	$26,041
Federal funds sold	85,551	16,572

Total cash and cash equivalents	110,256	42,613
Securities:
Available for sale, at fair value	555,188	574,562
Loans held for sale	9,332	13,031
Loans, net of allowance for loan losses of $19,037 and $21,130	1,008,843	1,066,240
Federal Home Loan Bank stock, at cost	26,464	26,464
Premises and equipment, net	21,183	21,549
Accrued interest receivable	5,838	6,238
Real estate owned and other repossessed assets	11,359	18,440
Core deposit intangible	192	238
Cash surrender value of life insurance	29,340	28,881
Other assets	9,076	10,109

Total assets	$1,787,071	$1,808,365

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,268,591	$1,302,307
Non-interest bearing	165,224	159,767

Total deposits	1,433,815	1,462,074
Borrowed funds:
Federal Home Loan Bank advances	50,000	50,000
Repurchase agreements and other	90,588	90,598

Total borrowed funds	140,588	140,598
Advance payments by borrowers for taxes and insurance	13,428	23,590
Accrued interest payable	597	563
Accrued expenses and other liabilities	14,884	10,780

Total liabilities	1,603,312	1,637,605

Shareholders’ Equity:
Preferred stock-no par value; 1,000,000 shares authorized and no shares outstanding	—	—
Common stock-no par value; 499,000,000 shares authorized; 54,138,910 and 37,804,457 shares, respectively, issued and 50,188,664 and 33,027,886 shares, respectively, outstanding	175,346	128,026
Retained earnings	79,209	86,345
Accumulated other comprehensive income	(29,203)	6,682
Treasury stock, at cost, 3,950,246 and 4,776,571 shares, respectively	(41,593)	(50,293)

Total shareholders’ equity	183,759	170,760

Total liabilities and shareholders’ equity	$1,787,071	$1,808,365

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30 2013	March 31, 2013	June 30 2012	June 30, 2013	June 30, 2012
	(Dollars in thousands, except per share data)
Interest income
Loans	$12,207	$12,627	$16,959	$24,834	$34,615
Loans held for sale	78	89	104	167	204
Securities:
Available for sale	3,384	3,428	3,540	6,812	7,034
Federal Home Loan Bank stock dividends	277	283	280	560	580
Other interest earning assets	41	9	11	50	23

Total interest income	15,987	16,436	20,894	32,423	42,456
Interest expense
Deposits	1,909	2,087	2,942	3,996	6,974
Federal Home Loan Bank advances	524	523	613	1,047	1,345
Repurchase agreements and other	918	909	919	1,827	1,838

Total interest expense	3,351	3,519	4,474	6,870	10,157

Net interest income	12,636	12,917	16,420	25,553	32,299
Provision for loan losses	1,113	2,064	6,264	3,177	6,944

Net interest income after provision for loan losses	11,523	10,853	10,156	22,376	25,355

Non-interest income
Non-deposit investment income	373	541	506	914	1,047
Service fees and other charges	1,691	1,782	901	3,473	3,218
Net gains (losses):
Securities available for sale (includes $1,857, $721, $3,555, $2,578 and $3,969, respectively, accumulated other comprehensive income reclassifications for unrealized net gains on available for sale securities)	1,857	721	3,555	2,578	3,969
Mortgage banking income	1,389	1,643	1,727	3,032	3,198
Real estate owned and other repossessed assets	(1,140)	(431)	(923)	(1,571)	(1,652)
Other income	2,214	1,437	1,183	3,651	2,260

Total non-interest income	6,384	5,693	6,949	12,077	12,040

Non-interest expense
Salaries and employee benefits	7,709	7,451	8,684	15,160	17,017
Occupancy	851	822	851	1,673	1,650
Equipment and data processing	1,782	1,760	1,720	3,542	3,409
Franchise tax	400	431	437	831	875
Advertising	281	139	211	420	352
Amortization of core deposit intangible	23	23	28	46	57
Prepayment penalty	—	—	738	—	738
Deposit insurance premiums	603	554	1,055	1,157	2,164
Professional fees	874	408	1,039	1,282	1,919
Real estate owned and other repossessed asset expenses	293	493	419	786	1,121
Other expenses	1,552	1,783	1,861	3,335	4,235

Total non-interest expenses	14,368	13,864	17,043	28,232	33,537

Income before income taxes	3,539	2,682	62	6,221	3,858
Income tax expense (includes $0 income tax expense from reclassification items)	150	—	—	150	—

Net income	3,389	2,682	62	6,071	3,858
Amortization of discount on preferred stock	5,930	821	—	6,751	—

Earnings (loss) available to common shareholders	$(2,541)	$1,861	$62	$(680)	$3,858

Earnings (loss) per common share
Basic	$(0.06)	$0.06	$—	$(0.02)	$0.12
Diluted	(0.06)	0.05	—	(0.02)	0.12

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(In thousands, except per share data)
Financial Data
Total assets	$1,787,071	$1,831,776	$1,808,365	$1,830,944	$1,906,995
Total loans, net	1,008,843	1,034,415	1,066,240	1,100,328	1,249,595
Total securities	555,188	602,107	574,562	551,795	431,040
Total deposits	1,433,815	1,460,960	1,462,074	1,490,642	1,541,699
Total shareholders’ equity	183,759	206,511	170,760	171,580	195,631
Net interest income	12,636	12,917	14,011	14,128	16,420
Provision for loan losses	1,113	2,064	2,102	30,279	6,264
Noninterest income, excluding other-than-temporary impairment losses	6,384	5,693	6,952	3,752	6,949
Net impairment losses recognized in earnings	—	—	13	—	—
Noninterest expense	14,368	13,864	14,302	17,330	17,043
Income tax expense (benefit)	150	—	1,950	(2,838)	—
Net income (loss)	3,389	2,682	2,596	(26,891)	62
Share Data
Basic earnings (loss) per common share	$(0.06)	$0.06	$0.08	$(0.82)	$—
Diluted earnings (loss) per common share	(0.06)	0.05	0.08	(0.82)	—
Book value per common share	3.66	4.81	5.17	5.22	5.95
Tangible book value per common share	3.66	4.81	5.16	5.21	5.94
Market value per common share	4.65	3.88	2.89	3.49	2.98
Common shares outstanding at end of period	50,189	39,607	33,028	32,891	32,885
Weighted average shares outstanding—basic	43,160	33,565	32,880	32,751	32,802
Weighted average shares outstanding—diluted	43,160	33,829	33,153	32,751	32,843
Key Ratios
Return on average assets (1)	0.74%	0.59%	0.57%	-5.67%	0.01%
Return on average equity (2)	6.46%	6.14%	6.06%	-53.53%	0.12%
Net interest margin	2.93%	3.01%	3.23%	3.17%	3.55%
Efficiency ratio	78.38%	75.55%	69.50%	93.62%	78.50%
Capital Ratios
Tier 1 leverage ratio	10.03%	9.84%	8.70%	8.27%	9.32%
Tier 1 risk-based capital ratio	18.17%	17.02%	14.95%	14.59%	15.16%
Total risk-based capital ratio	19.42%	18.28%	16.21%	15.85%	16.43%
Equity to assets	10.28%	11.27%	9.44%	9.37%	10.26%
Tangible common equity to tangible assets (3)	10.27%	11.26%	9.43%	9.36%	10.24%

(1)	Net income divided by average total assets
(2)	Net income divided by average total equity
(3)

We use certain non-GAAP financial measures, such as the tangible common equity to tangible common assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. We believe TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by us, represents common equity less core deposit intangible assets. A reconciliation form our GAAP total equity to total assets ration to the non-GAAP tangible common equity to tangible assets ratio is presented below:

	At or for the quarters ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(Dollars in thousands)
Total assets	$1,787,071	$1,831,776	$1,808,365	$1,830,944	$1,906,995
Less: Core deposit intangible	192	215	238	263	289

Tangible assets (Non-GAAP)	$1,786,879	$1,831,561	$1,808,127	$1,830,681	$1,906,706
Total common equity	183,759	206,511	170,760	171,580	195,631
Less: Core deposit intangible	192	215	238	263	289

Tangible common equity (Non-GAAP)	$183,567	$206,296	$170,522	$171,317	$195,342
Total equity/Total assets	10.28%	11.27%	9.44%	9.37%	10.26%
Tangible common equity/Tangible assets (non-GAAP)	10.27%	11.26%	9.43%	9.36%	10.24%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(Dollars in thousands)
Loan Portfolio Composition
Real Estate Loans
One-to four-family residential	$572,575	$570,377	$577,249	$587,220	$635,756
Multi-family residential*	62,559	69,857	80,923	82,518	98,545
Nonresidential*	120,586	132,662	138,188	150,693	229,303
Land*	9,821	15,216	15,808	16,363	19,113
Construction Loans
One-to four-family residential and land development	32,512	32,866	28,318	32,483	42,077
Multi-family and nonresidential*	4,584	4,584	4,534	4,480	4,528

Total real estate loans	802,637	825,562	845,020	873,757	1,029,322
Consumer Loans	199,634	206,496	214,593	222,995	225,067
Commercial Loans	24,526	23,077	26,543	22,183	24,799

Total Loans	1,026,797	1,055,135	1,086,156	1,118,935	1,279,188
Less:
Allowance for loan losses	19,037	21,827	21,130	20,048	30,933
Deferred loan costs, net	(1,083)	(1,107)	(1,214)	(1,441)	(1,340)

Total	17,954	20,720	19,916	18,607	29,593

Loans, net	$1,008,843	$1,034,415	$1,066,240	$1,100,328	$1,249,595

*	Categories are considered commercial real estate

	At or for the quarters ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(Dollars in thousands)
Real Estate Owned and Other Repossessed Assets
Beginning balance	$15,782	$18,440	$20,206	$24,778	$29,057
Acquisitions	1,164	664	2,237	1,486	1,103
Sales, net of gains	(4,573)	(2,999)	(3,560)	(4,834)	(4,929)
Changes in valuation allowance	(1,014)	(323)	(443)	(1,224)	(453)

Ending balance	$11,359	$15,782	$18,440	$20,206	$24,778

Real Estate Owned and Other Repossessed Assets Expenses
Net loss on sales	$126	$108	$301	$210	$418
Net loss on sales from bulk asset transaction	—	—	—	413	—
Provision for unrealized losses, net	1,014	323	443	1,172	505
Operating expenses, net of rental income	293	493	239	383	419

Total	$1,433	$924	$983	$2,178	$1,342

	At or for the quarters ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(Dollars in thousands)
Deposit Portfolio Composition
Checking accounts
Interest bearing checking accounts	$135,228	$136,952	$132,947	$128,794	$126,502
Non-interest bearing checking accounts	165,224	169,790	159,767	159,361	162,152

Total checking accounts	300,452	306,742	292,714	288,155	288,654
Savings accounts	272,991	274,419	264,411	259,578	259,593
Money market accounts	334,242	341,804	345,651	345,428	344,750

Total non-time deposits	907,685	922,965	902,776	893,161	892,997
Retail certificates of deposit	526,130	537,995	559,298	597,481	648,632

Total certificates of deposit	526,130	537,995	559,298	597,481	648,632

Total deposits	$1,433,815	$1,460,960	$1,462,074	$1,490,642	$1,541,629

Certificates of deposit as a percent of total deposits	36.69%	36.82%	38.25%	40.08%	42.07%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(Dollars in thousands)
Allowance For Loan Losses
Beginning balance	$21,827	$21,130	$20,048	$30,933	$34,523
Provision	1,113	2,064	2,102	30,279	6,264
Net chargeoffs	(3,903)	(1,367)	(1,020)	(41,164)	(9,854)

Ending balance	$19,037	$21,827	$21,130	$20,048	$30,933

Net Charge-offs (Recoveries)
Real Estate Loans
One-to four-family	$487	$637	$317	$15,010	$962
Multi-family	113	41	(1)	5,632	588
Nonresidential	1,288	459	224	15,340	7,057
Land	1,639	(196)	(155)	1,561	44
Construction Loans
One-to four-family residential and land development	108	(75)	259	2,658	516
Multi-family and nonresidential	(4)	18	(16)	(120)	4

Total real estate loans	3,631	884	628	40,081	9,171
Consumer Loans	387	443	397	1,536	160
Commercial Loans	(115)	40	(5)	(453)	523

Total	$3,903	$1,367	$1,020	$41,164	$9,854

	At or for the quarters ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(Dollars in thousands)
Nonperforming Loans
Real Estate Loans
One-to four family residential	$4,993	$5,978	$5,437	$5,817	$26,705
Multi-family residential	727	1,727	2,027	1,512	9,582
Nonresidential	10,429	21,021	20,743	17,484	43,103
Land	656	5,957	6,047	6,228	8,316
Construction Loans
One-to four-family residential and land development	4,385	4,931	7,466	9,527	18,335
Multi-family and nonresidential	—	—	—	—	—

Total real estate loans	21,190	39,614	41,720	40,568	106,041
Consumer Loans	3,459	3,608	4,842	4,921	6,702
Commercial Loans	4,453	1,492	1,225	1,068	1,786

Total Loans	$29,102	$44,714	$47,787	$46,557	$114,529

Total Nonperforming Loans and Nonperforming Assets
Past due 90 days and on nonaccrual status	$22,487	$36,515	$38,378	$41,335	$97,357
Past due 90 days and still accruing	3,501	3,594	3,678	47	47

Past due 90 days	25,988	40,109	42,056	41,382	97,404
Past due less than 90 days and on nonaccrual	3,114	4,605	5,731	5,175	17,125

Total Nonperforming Loans	29,102	44,714	47,787	46,557	114,529
Other Real Estate Owned	11,203	15,349	18,075	19,732	24,325
Repossessed Assets	156	433	365	474	453

Total Nonperforming Assets	$40,461	$60,496	$66,227	$66,763	$139,307

Total Troubled Debt Restructured Loans
Accruing	$25,165	$23,812	$21,006	$17,002	$18,530
Non-accruing	5,455	3,616	4,430	4,531	14,250

Total	$30,620	$27,428	$25,436	$21,533	$32,780